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                                   EXHIBIT 2.3

        [CARREKER LOGO] -----------------------------------| NEWS RELEASE

                 CARREKER CORPORATION TO ACQUIRE CHECK SOLUTIONS

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    MOVE ENHANCES CARREKER'S POSITION AS A LEADING PAYMENT SOLUTIONS PROVIDER


         DALLAS (May 22, 2001) -- Carreker Corporation (NASDAQ: CANI), a leading provider of e-finance enabling solutions for the financial industry, today announced it has entered into a definitive agreement to acquire Check Solutions Company.

         The transaction is expected to be accretive on 2001 earnings, excluding merger costs, and is expected to close in the second quarter of 2001 after regulatory review, necessary approvals, routine closing conditions and the completion of financing for which Carreker has arranged a commitment.

         Check Solutions, headquartered in Memphis Tenn., is a privately held company jointly owned in a partnership between IBM Corporation (NYSE:IBM) and First Tennessee Bank, principal banking subsidiary of First Tennessee National Corporation (NYSE: FTN). The company has served the payment-processing sector of the financial industry since 1981.

         As part of Carreker, Check Solutions, an IBM Advanced Level Business Partner, and IBM will continue to work together with customers. Through this relationship, Carreker and IBM will bring to market Check Solutions check processing applications on IBM eServer and check processing hardware.

         "This acquisition is an important move forward in our strategy to expand our offerings of impressively differentiated technology solutions to financial institutions that are concentrating on revenue-generating and cost-saving solutions that bolster their competitive positions," said J.D. "Denny" Carreker, Chairman and Chief Executive Officer of Carreker Corporation. "For our shareholders, this demonstrates one aspect of our strategy for growth by investing in quality assets that enhance our position as an e-solutions leader," Carreker said.

         Check Solutions President Joe Rowell said, "As part of Carreker, we look forward to continuing the same high level of value and service that our clients expect. Carreker is a rapidly growing, global leader that will provide continued innovation, resources and opportunities for our employees and customers."

         "We believe we are on course to be the leading payments solutions company for the financial industry. We have focused our strategy on building solutions in each of the critical competencies of the payment system. With the acquisition of Check Solutions, we are positioned to provide solutions across all of these competencies in payments systems around the globe. Until


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now, there has been no single organization with enough functional scope and customer penetration to broadly facilitate the further transition to electronic payments," Carreker said.

         Jerry Cole, general manager, IBM Global Financial Services, said: "IBM is the leader in financial services e-business infrastructure and integration software; Carreker is a leader in a broad array of financial services applications. By combining our strengths, this transaction brings additional value to Check Solutions customers. We are delighted to be partnering with Carreker in support of our Check Solutions customers."

         Under terms of the acquisition agreement, Carreker will pay $109.5 million in cash and assume the net liabilities of Check Solutions. Carreker will finance the transaction through the use of $55 million of its own cash and borrow $54.5 million from a third party, to complete the purchase. In addition to growing revenues, net income and market share, the company expects the acquisition to be accretive to earnings by approximately $0.07, excluding one-time acquisition-related costs of approximately $12 million, for fiscal 2001 and also expects the acquisition to be accretive to earnings by approximately $0.15 to $0.20 for fiscal 2002.

         Carreker's eXceptions, eRM Exceptions Management, eTrac, eInform, CheckLink, Float Management and Recon Solutions will be combined with the Check Solutions products to create the Check Solutions Group within Carreker's Global Technology Solutions Division. The Check Solutions management team will remain intact and Mr. Rowell will become the president of the Check Solutions Group, reporting to Mike Hansen, who is being named Vice Chairman of the Office of the President of Carreker Corporation and head of the Global Technology Solutions Division. Mr. Rowell also will be a member of the Carreker Corporation Policy Committee. The Check Solutions Group will be headquartered in Memphis, Tenn.

         "Check Solution's market-proven technology coupled with Carreker's leading e-finance solutions will create powerful synergies for our clients in the financial industry," Carreker said.

         "We look forward to the addition of many talented professionals from Check Solutions to our organization. They will bring a wealth of personal values, industry knowledge, customer relationships, technical prowess and successful results to our organization. We are excited about the potential this combination represents." Carreker said.

         Robertson Stephens provided a fairness opinion to the Board of Directors of Carreker Corporation in connection with the transaction.

         Shareholders are invited to listen to a conference call that will be broadcast live over the Internet on Wednesday, May 23, 2001, at 8:30 a.m. Eastern Time. The Webcast of the call can be accessed through the Carreker Web site at www.carreker.com. Additionally, Carreker's first quarter earnings announcement will be on Wednesday, June 6, 2001, following the close of markets.

ABOUT CARREKER:

         Carreker Corporation, headquartered in Dallas, Texas, is a leading provider of integrated consulting and software solutions that enable banks to identify and implement e-finance solutions, increase their revenues, reduce their costs and enhance their delivery of customer services. Carreker's e-finance solutions use leading-edge technologies to create differentiated applications for


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banks and their customers. The Company believes that its 23 years of experience in the banking industry, combined with a professional staff and advanced technological expertise, allow for customized solutions for banks and other financial institutions. Carreker offerings are organized into three divisions, as follows: (1) Revenue Enhancement, which increases banks' revenues through market segmentation and improved customer pricing structures. (2) Global Technology Solutions, which provides business-case driven technology solutions through three customer-aligned groups: Risk Management, Cash Processing & Logistics and Transaction/Payment Processing (these technology-enabled solutions bring together nearly 50 mission-critical business process applications, strategic application implementation services, consulting/advisory services and outsourcing services) and (3) Enterprise Solutions, which integrates systems, combines operations and improves workflows and internal operational processes. Carreker's customer list includes more than 200 financial institutions in the United States, Canada, the United Kingdom, Ireland and Australia, including 70 of the largest 100 banks in the United States. For more information please visit the website at www.carreker.com.

         FORWARD LOOKING STATEMENT -- THIS DOCUMENT CONTAINS FORWARD-LOOKING STATEMENTS BASED ON CURRENT EXPECTATIONS THAT ARE INHERENTLY SUBJECT TO RISKS AND UNCERTAINTIES. THE WORDS "ESTIMATE," "PROJECT," "INTEND," "EXPECT," "BELIEVE," "PLAN" AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE CURRENTLY ANTICIPATED DUE TO A NUMBER OF FACTORS, INCLUDING, BUT NOT LIMITED TO, RISKS ASSOCIATED WITH THE COMPANY'S PROPOSED ACQUISITION OF CHECK SOLUTIONS, CHANGES IN THE BANKING INDUSTRY'S DEMAND FOR THE COMPANY'S SOLUTIONS, SIGNIFICANT CUSTOMER CONCENTRATION AND THE POTENTIAL LOSS OF A SIGNIFICANT CUSTOMER, VARIATIONS IN OPERATING RESULTS, REDUCTION IN REVENUES DUE TO PRICING ARRANGEMENTS, THE INFREQUENT USE OF LONG-TERM CONTRACTS WITH CUSTOMERS, THE FOCUS OF THE COMPANY'S SOLUTIONS ON E-FINANCE OPPORTUNITIES AND THE CHANCE THAT THEY WILL NOT BE ACCEPTED IN THE MARKETPLACE, RISKS ASSOCIATED WITH RAPID GROWTH IN THE COMPANY'S BUSINESS, THE INABILITY TO ATTRACT AND RETAIN KEY PERSONNEL, EXISTENCE OF DEFECTS OR ERRORS IN THE COMPANY'S SOFTWARE, ABILITY TO DEVELOP NEW TECHNOLOGIES AND SERVICES, ABILITY TO MEET THE CHANGING NEEDS OF CUSTOMERS, DEPENDENCE ON THIRD-PARTY INTERNET PROVIDERS AND THE INTERNET, INTENSE COMPETITION, RISKS ASSOCIATED WITH STRATEGIC ALLIANCES AND ACQUISITIONS, INABILITY TO PROTECT THE COMPANY'S PROPRIETARY RIGHTS, INFRINGEMENT AND OTHER CLAIMS AND RELATED EXPENSES, RELIANCE ON THIRD-PARTY LICENSES, VOLATILITY IN THE COMPANY'S STOCK PRICE, EXPOSURE TO RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS, RELIANCE ON INDEPENDENT CONTRACTORS, GOVERNMENTAL REGULATION AND LEGAL UNCERTAINTIES AND ANTI-TAKEOVER PROVISIONS IN THE COMPANY'S CHARTER DOCUMENTS AND UNDER APPLICABLE LAW. THESE AND OTHER FACTORS ARE SET FORTH IN THE COMPANY'S ANNUAL REPORT ON FORM 10-K FILED ON APRIL 30, 2001 AND IN OTHER REPORTS AND DOCUMENTS FILED BY COMPANY WITH THE SECURITIES AND EXCHANGE COMMISSION FROM TIME TO TIME.

                                           ###
Keith Taylor, Media Relations              George Matus, Senior Vice President,
                                           Marketing and Investor Relations
(972) 371-1582 PH

                                           (972) 371-1601 PH

(972) 701-0758 FX

                                           (972) 701-0758 FX

EMAIL: KETAYLOR@CARREKER.COM

                                           Email: gmatus@carreker.com
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